Exhibit 1.2B

                SAKHALIN GENERAL TRADING AND INVESTMENTS LIMITED

                              SHARE TRANSFER FORM



                               -------------------
                               Name of Shareholder


                                                            ______________ 1997




Conserver Corporation of America
3250 Mary Street - Suite 405
Coconut Grove, Florida  33133
U. S. A.


Gentlemen:


1. The undersigned shareholder (the "Shareholder") of Sakhalin General Trading and Investments Limited, a limited liability company organized under the laws of Cyprus whose legal office is at Doma Building, 227 Archbishop Markarios III Street, Limassol, Cyprus ("SGTI"), recognising that Conserver Corporation of America, a corporation organized under the laws of the State of Delaware in the United States of America ("CCA"), is and will be relying upon the information, representations and warranties set forth herein, hereby acknowledges, represents and warrants that the Shareholder has received, has carefully read and reviewed, and is familiar with the Stock Purchase Agreement dated 24th October 1997 ("Stock Purchase Agreement") by and among (i) CCA, (ii) SGTI, (iii) William Stephen Cairns, a British subject having his principal residence at Key West, Doyle Road, St. Peter Port, Guernsey, Channel Islands, and (iv) John Byrne Horgan, an Australian citizen having his residence at Vasse Highway, Pemberton, Western Australia 6260 (Mr. Cairns and Mr. Horgan, both of whom are directors of SGTI, are referred to herein as the "Directors").

2. The Shareholder acknowledges that, pursuant to the Stock Purchase Agreement, the Directors have recommended to the Shareholder that he, she or it transfer all of the ordinary shares in SGTI held by the Shareholder to CCA as part of the consummation of the transactions contemplated by the Stock Purchase Agreement, and the Shareholder hereby transfers to CCA the following ordinary shares, One Cypriot Pound (C, 1.00) per share, in SGTI:


     Share Certificate No. ___________


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Sakhalin General Trading and Investment Limited
Share Transfer Form
_______________ 1997
Page 2






     Representing ______________________________ Shares

     being all of such shares held by the Shareholder (the "SGTI Shares"), so that CCA and its successors and assigns shall hold the SGTI Shares subject to the same terms as the Shareholder held the SGTI Shares at the time of execution and delivery of the Share Transfer Form.


3. (a) The Shareholder holds full legal ownership of and title to the SGTI Shares, free and clear of any liens, security interests, restrictions or encumbrances of any kind whatsoever.

     (b) If the Shareholder does not hold full beneficial title to the SGTI Shares, the holder of such beneficial interest has authorized the Shareholder to transfer the SGTI Shares to CCA, to execute this Share Transfer Form and otherwise to take such actions as may be required to consummate the transactions contemplated hereunder and under the Stock Purchase Agreement.

     (c) No representation or warranty by the Shareholder contained in this Share Transfer Form contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading with respect to matters arising under this Share Transfer Form. The Shareholder does not have of his, her or its personal knowledge any information which would cause him, her or it to believe that any representation or warranty given by SGTI or the Directors in the Stock Purchase Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, or that such representations and warranties contain all the information related to SGTI, the Subsidiary (as defined in the Stock Purchase Agreement) and their affairs that a reasonable investor would consider important in making a decision to acquire the SGTI Shares.

4. The Shareholder hereby agrees to indemnify and hold harmless CCA for any costs or other damages CCA may sustain (including reasonable lawyers' fees and costs) by reason of, or arising out of, any misrepresentation in this Share Transfer Form by the Shareholder, any breach of the representations and warranties contained herein,


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Sakhalin General Trading and Investment Limited
Share Transfer Form
_______________ 1997
Page 3



     or any other breach of this Share Transfer Form by the Shareholder, provided that the Shareholder shall not be liable to CCA for any claim based upon a misrepresentation, breach of representation or warranty or nonfulfillment of any covenant or agreement contained herein for which it has not received written notice prior to one year from the date of issuance of the CCA Shares. The liability of the Shareholder with respect to the second sentence of clause 3(c) above shall be subject to the overall limitations set forth in Section 10.3 of the Stock Purchase Agreement.

5. (a) This Share Transfer Form shall be construed and enforced in accordance with the law of the State of New York; any dispute arising under this Share Transfer Form shall be resolved by arbitration conducted in accordance with Article 13 of the Stock Purchase Agreement and the Arbitration Agreement contained in Schedule 13.1 attached thereto. The Shareholder expressly authorizes Messrs. Cairns and Horgan jointly to appoint an arbitrator on his, her or its behalf in connection with any arbitration commenced under said Article 13 and Schedule 13.1.

     (b) This Share Transfer Form and the Stock Purchase Agreement, including any additional documentation provided hereunder, contain the entire agreement between the Shareholder and CCA with respect to the matters provided for herein.

     (c) This Share Transfer Form and the rights, powers and duties set forth herein shall, except as set forth herein, bind and inure to the benefit of the successors and assigns of CCA.

     (d) All notices, demands or other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by certified or registered airmail or by air courier, with return receipt requested, if to CCA, to the address set out at the head of this Share Transfer Form, and if to the Shareholder, at the address set forth below, or to such other address as may be designated by notice from either party to the other. Any notice, demand or other communication given or made in the manner prescribed in this paragraph shall be deemed to have been received as of the date on the receipt reflecting delivery.


                                  [END OF PAGE]


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Sakhalin General Trading and Investment Limited
Share Transfer Form
_______________ 1997
Page 4





IN WITNESS WHEREOF, the Shareholder has executed and delivered this Share Transfer Form personally or by its duly authorized representative this
day of                 ,  1997.



                                            ___________________________
                                            Signature of Shareholder


                                            ___________________________
                                            Full Name of Shareholder


                                            Address of Shareholder:

                                            ___________________________

                                            ___________________________

                                            ___________________________


ACCEPTED:
CONSERVER CORPORATION OF AMERICA



By:_____________________________

Title:

Date: